Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-4 of our report dated March 28, 2011, except for note 16 as to which the date is September 12, 2011, relating to our audits of the consolidated financial statements and the financial statement schedule of Aurora Diagnostics Holdings, LLC, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Independent Registered Public Accountants” in such Prospectus.

/s/ McGladrey & Pullen, LLP
Ft. Lauderdale, Florida
September 12, 2011